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                                                                     Exhibit 4.2

English Translation

                                 LEASE AGREEMENT

This LEASE AGREEMENT (this "AGREEMENT") is hereby made and entered into by and between:

LESSOR: Jin-Ho PARK, the representative of Fine Tower located at No. 24 of 826 Yeoksam-dong Gangnam-gu, Seoul

and

LESSEE: Young-Bae KOO, the representative director of Interpark G-Market Inc. located at 6-8F LIG Insurance Bldg.. 649-11 Yeoksam-dong Gangnam-gu, Seoul.

The Parties hereby agree as follows:

                       DESCRIPTION OF THE LEASED PREMISES

            The 9th , 10th, 11th, and 12th floors of the building at
                  No. 24 of 826 Yeoksam-dong Gangnam-gu, Seoul
                              Total 1,137.20 pyung

                             Including common area.

1.   Term of Lease

This Agreement shall be effective from October 21, 2006 to October 20, 2008 (the "LEASE TERM").

1. Security Deposit THREE BILLION ONE HUNDRED TWENTY-SEVEN MILLION AND THREE HUNDRED THOUSAND KOREAN WON (KRW 3,127,300,000)

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1. Monthly Rent FORTY-SIX MILLION NINE HUNDRED AND NINE THOUSAND AND FIVE
HUNDRED KOREAN WON (KRW 46,909,500) (EXCLUDING VAT TO BE BORNE SEPARATELY BY LESSEE)

     1. MONTHLY MAINTENANCE FEE Thirty million seven hundred and four thousand and four hundred Korean Won (KRW 30,704,400) (excluding VAT to be borne separately by Lessee) (Any increase in the maintenance fee shall be made equally among lessees.)

     Lessee must pay for electricity. The maintenance fee includes gas used between 8 am and 7:30 pm on weekdays and between 8 am and 1 pm on Saturdays. Lessee must pay separately for gas used during other hours and heating or air conditioning on holidays.

ARTICLE 1 (LEASE)

(1) Lessor shall lease to Lessee, and Lessee shall lease from Lessor, the Leased Premises described above.

(2) Lessee shall have no rights in the property other than to take possession of, and use, the Leased Premises as tenant.

(3) Lessee may not use the Leased Premises as an exhibition hall, warehouse, private educational institute (hagwon) or for any purposes other than as a BUSINESS OFFICE SPACE.

ARTICLE 2 (SECURITY DEPOSIT)

(1) Upon the execution of this Agreement, Lessee shall pay Lessor the security deposit described above as follows:

Down payment     Upon the execution of this Agreement    KRW 300,000,000
Interim payment  October 10, 2006                      KRW 1,200,000,000
Balance          October 21, 2006                      KRW 1,627,300,000

(2)  No interest shall accrue on the security deposit in the preceding
     Paragraph.

(3) Lessee may not credit the security deposit toward the payment of monthly rent or other charges and may not assign its right to claim return of the security deposit nor establish a pledge or any other encumbrance on such right.

(4) Lessor may make deduction from the security deposit without Lessee's consent only if Lessee has defaulted on the monthly rent or other charges, in which case Lessor shall notify Lessee and Lessee may not object to Lessor's deduction made in Lessor's sole discretion.

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ARTICLE 3 (CALCULATION OF MONTHLY RENT)

(1) Regardless of the date on which Lessee moves into the Leased Premises, the monthly rent shall be calculated from the commencement date of the Lease Term.

(2) If the Lease Term commences or terminates in the middle of a month, the monthly rent for such month shall be calculated on a daily pro-rated basis.

(3) Lessee shall pay the monthly rent even if it fails to use the Leased Premises during the Lease Term, except where Lessee's failure to use the Leased Premises was due to a defect in the Leased Premises or other causes not attributable to Lessee.

(4) Lessee shall make advance payment of monthly rent, maintenance fee and other charges to Lessor by the 5th day of each month.

ARTICLE 4 (DEFAULT INTEREST)

If Lessee defaults on its financial obligations toward Lessor under this Agreement, such as payment of rent and maintenance fee, Lessee shall pay Lessor, in addition to the unpaid amount, default interest accrued thereon at the annual rate of 25%.

ARTICLE 5 (EXTENSION OF LEASE TERM)

Unless the Parties express otherwise in writing by at least three (3) months prior to the expiration of the Lease Term, the Parties agree that the Lease Term shall be extended for an additional term of one (1) year on the same terms and conditions as those herein.

ARTICLE 6 (EARLY TERMINATION)

1. If either Party intends to terminate this Agreement prior to the expiration of the Lease Term for its own reasons, the Party shall give written notice to the other Party at least three (3) months in advance, in which case the other Party shall not raise any objection and this Agreement shall be duly terminated.

2. Notwithstanding the above, in the event Lessee terminates this Agreement for its reasons prior to the expiration of the Lease Term, Lessee shall pay Lessor the monthly rent and maintenance fees for three months as damages, and the return of the security deposit shall be delayed for three months.

ARTICLE 7  ADJUSTMENT OF SECURITY DEPOSIT AND MONTHLY RENT

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Lessor may increase the security deposit and the monthly rent described above by consultation with Lessee if such increase is inevitable due to: (i) increase or decrease in public charges or dues on the Leased Premises; (ii) increase in security deposits and monthly rents in similar industries; or (iii) change in cost of living and other economic circumstances.

ARTICLE 8 (INSTALLATION AND ALTERATION OF FACILITIES WITHIN LEASED PREMISES)

Lessee shall, at its own expense obtain Lessor's prior written consent by submitting an Application for Approval of Construction Work with a drawing attached to it at least two weeks prior to engaging in either of the following acts:

1. Installing or altering partitions, windows or interior furnishings within the Leased Premises; or

2. Installing, moving, or altering electric lines, telephone lines, lighting, drainage or other facilities. Lessor's consent shall be invalid unless in writing. Lessor may supervise the works for purposes of ensuring structural unity of the building.

ARTICLE 9 (USE OF EXCLUSIVE PARKING LOT)

1. Lessee may park up to four vehicles (per floor) free of charge in the building's parking lot designated by Lessor, and visitors may park for a parking fee. The car lift may not be used between 8 pm and 8 am the next day.

2. Lessor shall not be liable for any damage to, or theft of, vehicles or freight therein resulting from fire, an act of God, or any other unexpected accident, if such incident is not attributable to Lessor and has occurred notwithstanding Lessor's fulfillment of duty of care.

3. Lessee shall be liable for any damage done to the parking lot, any facilities annexed thereto or the vehicles of other persons resulting from negligence or willful misconduct of Lessee or its related parties.

4. Lessor shall not be liable for any damage arising out of an accident resulting from negligence or willful misconduct of Lessee or its related parties in using the car lift.

5. Any and all matters regarding parking order shall be subject to the instructions of Lessor.

ARTICLE 10 (PROTECTION OF PROPERTY)

Lessee shall be solely responsible for the security of its property, and Lessor shall not be liable

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for loss of lives or any damage resulting from fire, theft, disaster, or any other force majeure event, unless Lessor was in breach of its customary duties as building manager prescribed under the law.

ARTICLE 11 (PROHIBITION OF ASSIGNMENT AND SUBLEASE)

(1) Lessee may not assign, resell, sublease (including sublease in part) its rights in this Agreement, nor grant a pledge or encumbrance on this Lease to a third party.

(2) Lessee may not claim any rights including premium in accordance with the terms specified herein.

(3) In the event that Lessee breaches any of the above provisions Lessor may immediately terminate this Agreement without notice and Lessee may not raise any objection to such termination.

(4) Lessee may not allow a third party to share or use the Leased Premises or post the name of the third party in connection with the Leased Premises without Lessor's written consent.

ARTICLE 12 (PROHIBITION OF RESIDENCE)

Lessee may not use the Leased Premises as residence, provided, however, that Lessee may employ night watchmen on a shift basis upon written consent of Lessor.

ARTICLE 13 (PROHIBITIONS)

Lessee may not engage in any of the following acts:

1. Installing or posting of signboards or advertisement repulsive to the public or obstructive to common facilities or abandon appliances, supplies, or goods;

2. Bringing in or keeping any inflammables, dangerous goods or other goods that are harmful or offensive to the human body or that may damage property and any other objects the use of which is banned by Lessor;

3. Making noises, playing musical instruments, and keeping pets other than in aquariums;

4.   Installing exterior signboards;

5.   Using vending machines and individual heating or cooling equipment; or

6.   Any act in violation of the management agreement attached hereto.

ARTICLE 14 (OBLIGATION TO NOTIFY)

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Lessee shall without delay notify Lessor in writing, with any necessary documents attached thereto, if:

1.   its trade name or representative has changed; or

2.   it has changed from a sole proprietorship into a corporation or vice versa.

ARTICLE 15 (OBLIGATIONS OF LESSEE)

Lessee and its employees must comply with all laws and regulations in conducting business and comply with all rules set by Lessor regarding the maintenance, use and management of the Leased Premises and its facilities.

ARTICLE 16 (TERMINATION)

In the event of any of the following, Lessor may demand correction by Lessee and, if Lessee fails to make correction within 15 days after Lessor's request for correction, may terminate this Agreement immediately:

1. Lessee has defaulted on its financial obligations such as payment of the rent and other charges payable to Lessor for not less than one (1) month;

2.   Lessee has damaged Lessor's reputation and credit;

3. Lessee has breached any of the provisions herein or any of the rules and guidelines provided by Lessor;

4.   Lessee has violated any law or regulations;

5. a third party has attached, provisionally attached, or made provisional disposition of the security deposit, or Lessee has been declared quasi-incompetent, incompetent, or bankrupt, or has become subject to a material cause, which renders the continuation of this Agreement impossible; or

6.   a need has arisen to use the Leased Premises for public interest.

ARTICLE 17 (EXPIRATION)

This Agreement shall expire if:

1.   the Lease Term has expired;

2. this Agreement has been terminated by Lessor pursuant to Article 11(3) and the preceding Article; or

3.   this Agreement has been terminated pursuant to Article 6.

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ARTICLE 18 (RETURN OF SECURITY DEPOSIT)

In the event of expiry or termination of this Agreement pursuant to the preceding Articles, Lessor shall return the security deposit to Lessee concurrently with Lessee's surrender of the Leased Premises to Lessor, provided, however, that any and all remaining liabilities payable by Lessee to Lessor hereunder, including rent and maintenance fee, shall be deducted from the security deposit by Lessor, and the balance, if any, after such deduction shall be refunded to Lessee.

ARTICLE 19 (LIMITATION OF LIABILITY OF LESSOR)

Lessee shall be solely responsible for the safe management of its property, and Lessor shall not be liable for any damage resulting from fire or theft or any other loss or damage within the Leased Premises, unless Lessee proves that such loss or damage was caused by the negligence of Lessor.

ARTICLE 20 (INDEMNIFICATION)

(1) Lessee shall manage the Leased Premises with the care required of a good manager.

(2) In the event Lessee, its employees, or customers have willfully or negligently caused damage to Lessor, Lessee shall immediately notify Lessor and indemnify Lessor against such damages.

(3) The amount of damages shall be determined by mutual consultation based on the market price at the time of indemnification.

ARTICLE 21 (PAYMENT ALLOCATION)

Lessee's payment shall be allocated in the following order: default interest, maintenance fee, rent, and security deposit.

ARTICLE 22 (DEFINITION OF EMPLOYEES)

For the purpose of this Agreement, Lessee's employees shall mean any and all officers and employees engaged in the business of Lessee and any other employees related to the business operations of Lessee.

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ARTICLE 23 (VACATION AND RESTORATION)

(1) Lessee shall remove its possessions and property from the Leased Premises by the day preceding the expiration date hereof in case of expiration of the Lease Term, or by the vacation date designated by Lessor in case of early termination of this Agreement. Lessee shall vacate the property of Lessor after restoring the same to its original condition as described in the construction completion drawing.

(2) Lessee agrees that at vacation, it shall not claim the return of the cost of installing fixtures or the cost of interior work under Article 11 on the ground that they were performed at Lessee's cost, claim any lien or claim for any other rights or payment against Lessor.

(3) If Lessee breaches Paragraph (1) above for its own reasons, Lessee shall pay Lessor an amount equivalent to the usual rent and other charges calculated from the expiration date hereof or the vacation date designated by Lessor until the actual date of vacation or restoration.

(4) In the event that the Leased Premises are not restored for a cause attributable to Lessee, Lessor may, at its discretion, undertake restoration work and apply the security deposit of Lessee toward the payment of the cost and expenses associated therewith, and Lessee shall not raise any objection, civil or criminal.

ARTICLE 24 (VACATION ON BEHALF OF LESSEE)

(1) If Lessee fails to remove its property and possessions from the Leased Premises after the expiration of the Lease Term, Lessor may, at Lessee's responsibility and expense, remove the same to the address of Lessee or its guarantor specified herein below, provided, however, that if such removal is unfeasible under special circumstances, Lessor may, at Lessee's responsibility and expense, have Lessee's property and possessions in custody of a third party.

(2) Lessor shall not be liable for any and all damage arising out of, or in connection with, the removal according to the preceding Paragraph.

(3) In the event of Paragraph (1), Lessee shall pay Lessor an amount equivalent to the usual rent and other charges calculated from the expiration date hereof to the date of removal or the date on which Lessee's property and possessions are placed under the custody of a third party.

(4) In the event of Paragraph (1), Lessee may not protest against Lessor on grounds of invalidity of this Agreement or other grounds.

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ARTICLE 25 (CONSTRUCTION)

Any discrepancy in interpretation of this Agreement between the Parties shall be resolved in accordance with the applicable laws.

ARTICLE 26 (SETTLEMENT BEFORE LITIGATION)

In order to prevent any possible disputes that may arise during or after the Lease Term, the Parties agree to reach a settlement before litigation with respect to the vacation and return of the security deposit hereunder. Any expenses incurred in connection therewith shall be borne by the respective Parties.

ARTICLE 27 (JURISDICTION)

Any lawsuit arising out of, or in connection with, this Agreement shall be brought before the competent court having jurisdiction over the address of Lessor.

ARTICLE 28 (OTHER)

Any matters not specified hereunder shall be subject to rules and guidelines provided by Lessor.

IN WITNESS WHEREOF, this Agreement shall be made in two (2) counterparts, executed by both Parties and one counterpart kept by each Party.

*    Special Conditions:

1. After execution of this Agreement, Lessee may request Lessor to complete the registration of Lessee's leasehold right (cheonseikwon), and Lessor shall respond in god faith without objection.

2. In the event that the mortgagee holding the the first priority keun-mortgagee at present (which is Woori Bank) is changed to another bank due to reasons of Lessee, Lessee shall immediately deliver to Lessor any and all documents necessary to terminate Lessee's leasehold right registration to enable the new bank to become the new first priority keun-mortgagee, provided, however, that the keun-mortgage amount may not exceed the currently established keun-mortgage amount and the certified judicial scrivener of the both Parties shall perform the

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     necessary work concurrently. Lessor shall restore Lessee's leasehold right to its original position as soon as the first priority keun-mortgage is established for the new bank. Any and all expenses incurred in the process shall be borne by Lessor.

September 16, 2006

Lessor: Fine Tower
Name: Representative Jin-Ho PARK (seal) (signature) (seal)
Business Registration No.: 220-02-72306
Address: 76-401 Hyundai Apt. 456 Apgujeong-dong Gangnam-gu, Seoul

Lessee: Interpark G-Market Inc.
Name: Representative Director Young-Bae KOO (seal)
Business Registration No.: 220-81-83676
Corporation Registration No.: 110111-1934151
Address: 6-8F LIG Tower 649-11 Yeoksam-dong Gangnam-gu, Seoul